Exhibit 99.1
W HOLDING COMPANY, INC.
THE FINANCIAL HOLDING COMPANY OF
WESTERNBANK PUERTO RICO
ANNOUNCES NASDAQ NOTICE OF INTENTION TO DELIST
SERIES B — H PREFERRED STOCK
MAYAGUEZ, Puerto Rico, August 16, 2007 — W Holding Company, Inc. (NYSE: WHI), the financial holding company for Westernbank Puerto Rico, today announced that on August 15, 2007 the Company received notice from The Nasdaq Stock Market indicating that the Company’s Series B, C, D, E, F, G and H preferred securities are subject to potential delisting from The Nasdaq Stock Market due to the Company’s inability to file its Quarterly Report on Form 10-Q for the quarter ended June 30, 2007 in a timely fashion, as required under Marketplace Rule 4310(c)(14).
The Company does not intend to file the Form 10-Q until it has completed its previously announced evaluation and review of (i) the Inyx, Inc. credit, (ii) Westernbank’s asset-based lending portfolio, and (iii) the asset-based lending division’s systems of internal controls.
The Company intends to request a hearing before a Nasdaq Listing Qualifications Panel to review the Staff Determination. This request will stay the delisting pending the hearing and a determination by the Nasdaq Listing Qualifications Panel. There can be no assurance that the Panel will grant the Company’s request for continued listing.
The Company also received a written notice from the Financial Industry Regulatory Authority stating that the Company’s Series A Preferred Stock (OTCBB: WBPRP) will be removed from quotation on the OTCBB effective at the open of business on August 24, 2007. The Company does not intend to appeal this determination at this time.
Forward Looking Statements
This press release may contain some information that constitutes “forward-looking statements.” Such information can be identified by the use of forward-looking terminology such as “may,” “will,” “should,” “expect,” “anticipate,” “estimate,” “intend,” “continue,” or “believe,” or the negatives or other variations of these terms or comparable terminology. Forward-looking statements with respect to future financial conditions, results of operations and businesses of the Company are always subject to various risk and market factors out of management’s control which could cause future results to differ materially from current management expectations or estimates and as such should be understood. Such factors include particularly, but are not limited to the possibility of prolonged adverse economic conditions or that an adverse interest rate environment could develop. For a discussion of these and other risks and uncertainties, please refer to Item 1A of the Company’s Annual Report on Form 10-K for the most recently completed fiscal year. Except as required by applicable securities laws, the Company does not intend, and specifically disclaims any obligation, to update forward-looking statements.
About the Company
Westernbank Puerto Rico, a wholly owned subsidiary of W Holding Company, Inc., is the second-largest commercial bank in Puerto Rico, based on total assets, operating through 57 full-fledged branches (including 20 Expresso of Westernbank branches), including 33 in the southwestern region of Puerto Rico, 8 in the northeastern region, 14 in the San Juan Metropolitan area of Puerto Rico and 2 in the eastern region of Puerto Rico, and a fully functional banking site on the Internet. W Holding Company, Inc. also owns Westernbank Insurance Corp., a general insurance agent placing property, casualty, life and disability insurance, whose results of operations and financial condition are reported on a consolidated basis.
You may contact Mr. Vixson Frank Baez, with appropriate questions regarding this press release at (787) 834-8000 ext. 5535, or via email at vixson.baez@wbpr.com or westernbank@wbpr.com; or visit http://www.wholding.com.